Exhibit 10.3

EQUITY APPRECIATION RIGHTS AWARD AGREEMENT

(Gene Yoon)

THIS EQUITY APPRECIATION RIGHTS AWARD AGREEMENT (the “Agreement”) is made and entered into effective as of this 30th day of August, 2011 (the “Grant Date”), by and between Acushnet Company, a Delaware corporation (the “Company”) and Gene Yoon (“Mr. Yoon”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Acushnet Company Equity Appreciation Rights Plan (the “Plan”) attached as Exhibit A hereto.

WHEREAS, the Company has determined to award CSEs to Mr. Yoon under the Plan, and on the terms and subject to the conditions set forth herein and in the Plan;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Grant of CSEs. The Company hereby awards to Mr. Yoon, effective as of the Grant Date, 200,000 CSEs with an Expiration Date of December 31, 2016 and a Grant Date Value of $100.00 per CSE, being not less than 100% of the fair market value (as determined for purposes of Code Section 409 A) of a share of Common Stock as of the Grant Date. Mr. Yoon hereby accepts such award and agrees that the CSEs are, in addition to the terms and conditions set out herein, subject to all the terms and conditions of the Plan, except as specifically modified herein.

2.                                      Vesting of CSEs. The CSEs awarded hereunder shall be considered Vested CSEs for purposes of the Plan in accordance with the following vesting schedule:

Twenty five percent (25%) of the CSEs awarded hereunder will vest as of December 31, 2012, if the Company’s EBITDA is equal to or greater than $127.9 million for the fiscal year ending on December 31, 2012.

Fifty percent (50%) of the CSEs awarded hereunder will vest as of December 31, 2013, if the Company’s EBITDA is equal to or greater than $143.4 million for the fiscal year ending on December 31, 2013.

Seventy five percent (75%) of the CSEs awarded hereunder will vest as of December 31, 2014, if the Company’s EBITDA is equal to or greater than $160 million for the fiscal year ending on December 31, 2014.

One hundred percent (100%) of the CSEs awarded hereunder will vest as of December 31, 2015, if the Company’s EBITDA is equal to or greater than $180 million for the fiscal year ending on December 31, 2015.

The Company and Mr. Yoon agree that the above vesting schedule is intended to be a cumulative vesting schedule such that, to the extent the Company fails to meet one or more of the annual EBITDA performance goals in any given fiscal year, but succeeds in achieving an annual EBITDA performance goal, on a cumulative basis, in a subsequent fiscal year, Mr. Yoon will vest in those portions of the award attributable to the prior fiscal year (i.e., a “catch up”). Any CSEs that have not vested as a result of the EBITDA targets being met as of December 31, 2015, shall be terminated as of such date.

Mr. Yoon acknowledges that the vesting of his CSEs as of any such vesting date is expressly conditioned on Mr. Yoon remaining an officer of the Company or a Subsidiary at all times from the Grant Date through and including the relevant vesting date. Notwithstanding anything to the contrary herein or in the Plan, upon the occurrence of a Payout Event resulting from a Sale of the Company, 100% of the CSEs awarded hereunder shall be considered Vested CSEs at the effective time of such Sale of the Company.

3.                                      Miscellaneous.

(a)                                 Entire Agreement; Amendment; Termination. Except for the Plan, this Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements or understandings, either oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement cannot be amended, modified or supplemented in any respect, except as otherwise expressly permitted hereunder or by a subsequent written agreement entered into by both parties. No waiver of any provision of this Agreement shall be valid unless it is in writing.

(b)                                 Binding Effect. This Agreement shall be binding upon the Company, Mr. Yoon and their respective heirs, legal representatives, executors, administrators, successors and assigns.

(c)                                  Governing Law. This Agreement and all actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts (regardless of the law that might otherwise govern under applicable Massachusetts principles of conflict of laws).

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the Grant Date.

ACUSHNET COMPANY	GENE YOON

By
Its

Dated: , 20	Dated: , 20

FIRST AMENDMENT TO THE

EQUITY APPRECIATION RIGHTS AWARD AGREEMENT

First Amendment, dated June    , 2016, to the Equity Appreciation Rights Award Agreement entered into and effective as of August 30, 2011 (the “Agreement”), by and between Acushnet Company (the “Company”) and the undersigned employee (the “First Amendment”).  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Acushnet Company Equity Appreciation Rights Plan, as amended (the “Plan”).

1.                                      A new Section 4 shall be inserted as follows:

“4.                                Enterprise Value.  For purposes of this Agreement and the CSEs awarded hereunder, “Enterprise Value” shall mean the amount determined by multiplying (i) the Company’s EBITDA for the relevant Fiscal Year (as specified in the definition of the CSE Value) by (ii) 10.8; provided, however, that such amount shall be reduced by an amount reflecting all outstanding Indebtedness of the Company and its Subsidiaries as of the last day of the relevant Fiscal Year, and increased by (1) cash and cash equivalents of the Company and its Subsidiaries as of the last day of the relevant Fiscal Year and (2) the cumulative interest, dividends and fees paid on or in respect of the Alexandria Holdings Corp. Redeemable Cumulative Preferred Stock, 7.5% Convertible Bonds and 7.5% Bonds with Warrants, as issued on August 23, 2011 pursuant to those certain Securities and Note Purchase Agreements in connection with the acquisition of the Company and its Subsidiaries, or thereafter and any other interest, dividends, distributions or fees paid to the Alexandria Holdings Corp. stockholders over the period beginning on March 31, 2011 and ending on the last day of the relevant Fiscal Year.”

2.                                      Except to the extent modified above, the Agreement is hereby ratified and confirmed in all respects.

3.                                      This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signed copy of this First Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

ACUSHNET COMPANY	EMPLOYEE

By:	Name: